UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Box, Inc.

(Name of Registrant as Specified In Its Charter)

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Box Comments on Glass Lewis Recommendation

Glass Lewis Fails to Acknowledge that Change Agents Are Already on the Board and Significant Changes Have Already Been Made

Reiterates that ISS Recommends that Stockholders Vote on the Company’s BLUE Proxy Card and Starboard Representation on Board is Not Warranted

Starboard Has Pre-Judged the Situation and Is Unwilling to Listen to Any Other Ideas or Perspectives, Which Is Not in the Best Interests of All Stockholders

Box is in Strongest Financial Position in Its History Due to Performance and Execution of Strategy; Generated TSR of 115% and Outperformed SaaS Peers Since Starboard Settlement

Urges Stockholders to Protect the Value of Their Investment and Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees – Dana Evan, Peter Leav and Aaron Levie – on the BLUE Proxy Card

Redwood City, CA – August 27, 2021 – Box, Inc. (NYSE: BOX) today commented on a report published by Glass, Lewis & Co. (“Glass Lewis”) in connection with the election of the company’s director nominees – Dana Evan, Peter Leav and Aaron Levie – at its 2021 Annual Meeting of Stockholders (“Annual Meeting”), to be held on September 9, 2021:

We strongly believe that Glass Lewis reached the wrong conclusion in its recent report. Notably, Glass Lewis fails to acknowledge that significant changes have already been made and that the change agents are already on the Board.

Importantly, the nation’s leading proxy advisory firm, Institutional Shareholder Services (“ISS”) recognizes the extent of the company’s progress and that further Board level change is not warranted. In its August 23, 2021 report, which recommends Box stockholders vote on the company’s BLUE proxy card, ISS states1:

●	“Since the 2020 settlement with the dissident and the formation of the operating committee, the company appears to have made significant progress on the margin side over the past several quarters. While the revenue metrics are taking longer to improve, the company's assertion that there are green shoots appears fair, particularly in the most recent quarters, as evidenced by the improvements in net retention rate and large deal growth.”
●	“Given the level of collaboration in the initial stages of the dissident's involvement, it is unclear what incremental benefit the dissident's presence on the board would impart at this stage. The nominees who joined the board as a result of the settlement appear credible, experienced, and engaged, and they have expressed conviction in the company’s strategy.”

In fact, recent change at Box has been significant and powerful:

●	Box has reshaped the Board with seven new highly experienced directors added in the past three years and four added since 2019, including adding two (20% of the Board) in March of 2020 who were approved by Starboard.

1 Permission to use quotes neither sought nor obtained

●	The Operating Committee was formed in connection with the March 2020 Starboard settlement, which includes both Starboard-approved directors; due to its effectiveness, the Board proactively maintained the Committee after the expiration of the Starboard standstill agreement.
●	Box is delivering improved operating and financial performance, including operating margin improvement and reacceleration of revenue growth, with sustained momentum across the business.
●	The company is executing a clear go-forward strategy alongside a world-class partner in KKR, following the Board’s multi-month comprehensive review of strategic options.
●	The Board proactively enhanced corporate governance and compensation practices, including separation of Chair and CEO roles, with Starboard-approved directors as Chair of Board and Chairs of Audit and Compensation Committees.

Box is in the strongest financial position in its history and the improving operating and financial performance is reflected in the company’s recent stock price performance. Driven by the performance of the company and the execution of our strategic plan, Box has generated TSR of 115% and outperformed its SaaS peers since the Starboard settlement in March 20202. In addition, the company is one of the top ten performing software company stocks to date in 20213. Momentum is accelerating, as evidenced by strong fiscal second quarter 2022 financial results as well as third quarter 2022 guidance and raised fiscal year 2022 guidance4.

Glass Lewis’ statements regarding the KKR-led transaction fail to take into account that Box executed the transaction not only because it is in the best interests of all stockholders, but because it gave Starboard exactly what it and other stockholders wanted: an exit at a premium. The benefits of the transaction and self-tender are significant:

●	The Box Board completed its strategic review process following Starboard’s demand to conduct the review. The Board was open-minded in evaluating all options to maximize value, initially focusing on a full sale of Box, while also considering no transaction at all.
●	KKR as a partner, including the addition of John Park to the Board, brings substantial operational, strategic and financial expertise in enterprise software along with access to KKR’s network to scale operations, M&A and growth.
●	The transaction allowed stockholders to choose to either sell stock at $25.75 or participate in additional upside potential.
●	The KKR-led investment is an important endorsement of Box’s path forward and signals confidence in its belief of potential stock price appreciation beyond $27 per share, which the company believes is a material factor in Box’s recent stock price performance.
●	Between the tender offer and the repurchases, Box has already repurchased more than $300 million and continues to repurchase shares on a non-dilutive basis[5].

In its report, Glass Lewis ignores that Peter Feld has fixated on firing Box’s CEO in the absence of a sale, demonstrating his unwillingness to be open minded. Mr. Feld previously indicated that a price in the low twenties would be acceptable for a sale of the company. Meanwhile, the KKR-led investment came in at a 47% premium to the 1-year average stock price, allowing stockholders to sell stock at a materially higher price than a sale of Box in the low twenties.

2 Data as of August 27, 2021

3 Based on the year-to-date share price performance of approximately 100 software companies

4 Reported on August 25, 2021

5 As of August 17, 2021

Based on Box’s Board’s interactions with Mr. Feld, the Board believes that Mr. Feld has pre-judged the situation and would come into the Boardroom unwilling to listen to any other ideas or perspectives, which is not in the best interests of all our stockholders.

Box has a world-class Board, which includes executives with deep technology industry expertise, diverse skillsets and proven track records driving disciplined growth, profitability and stockholder value. In addition to prior experience sitting on public boards, the Board brings a strong history of leadership in SaaS and enterprise software, skills critical to overseeing our operations. Each of the three Box nominees – Dana Evan, NACD’s 2019 ‘Director of the Year’, Peter Leav, CEO of McAfee, and Aaron Levie, the founder of Box and pioneer of the content cloud industry – has played an essential role in designing and overseeing Box’s strategy, and we believe they have the expertise needed to continue to drive the company forward. We are confident their skillsets outmatch Starboard’s slate in every critical area.

We strongly believe that replacing any of Box’s director candidates with any of Starboard’s nominees would deprive the company of skills and expertise required to advance Box’s strategy, continue the company’s momentum and drive stockholder value.

The Box Board has been unwavering in its commitment to act in the best interests of all stockholders. The Box Board of Directors unanimously recommends that stockholders vote the BLUE proxy card “FOR ALL” of Box’s three highly qualified directors – Dana Evan, Peter Leav and Aaron Levie – standing for election at the 2021 Annual Meeting.

Box would like to remind stockholders that every vote is important, no matter how many or few shares it represents. Stockholders are urged to discard any WHITE proxy materials and to only vote using the BLUE proxy card.

Box stockholders who need assistance in voting their shares may call Box’s proxy solicitor, Innisfree M&A Incorporated, at (877) 750-8233 (toll-free from the U.S. and Canada), or +1 (412) 232-3651 (from other countries).

Additional materials regarding the Board of Directors’ recommendations for the 2021 Annual Meeting can be found at VoteBlueForBox.com.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Box. Wilson Sonsini Goodrich & Rosati, P.C. and Sidley Austin LLP are serving as legal advisors to Box.

About Box

Box (NYSE:BOX) is the leading Content Cloud that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit https://www.box.com/. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions, including statements regarding Box’s ability to grow and scale its business and drive operating efficiencies, its ability to achieve revenue targets, its ability to achieve profitability on a quarterly or ongoing basis, the success of strategic partnerships, its revenue, gross margin, non-GAAP operating margins, net retention rate, and large deal growth, potential stock price appreciation, the KKR-led investment and achievement of its potential benefits, any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method any such repurchase would be consummated, and the per share price of any such repurchase. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: (1) adverse changes in general economic or market conditions, including those caused by the COVID 19 pandemic; (2) delays or reductions in information technology spending; (3) factors related to Box’s highly competitive market, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Box’s current or future competitors; (4) the development of the cloud content management market; (5) the risk that Box’s customers do not renew their subscriptions, expand their use of Box’s services, or adopt new products offered by Box on a timely basis, or at all; (6) Box’s ability to provide timely and successful enhancements and integrations, new features, integrations and modifications to its platform and services; (7) actual or perceived security vulnerabilities in Box’s services or any breaches of Box’s security controls; (8) Box’s ability to realize the expected benefits of its third party partnerships; (9) the potential impact of shareholder activism on Box’s business and operations; and (10) Box’s ability to successfully integrate acquired businesses and achieve the expected benefits from those acquisitions. Further information on these and other factors that could affect the forward-looking statements we make in this press release can be found in the documents that we file with or furnish to the US Securities and Exchange Commission, including Box’s most recent Quarterly Report on Form 10-Q filed for the fiscal quarter ended April 30, 2021.

These statements are based on estimates and information available to us at the time of this press release and are no guarantees of future performance. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Important Additional Information and Where to Find It

Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 Annual Meeting of Stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contacts

Investors:

Cynthia Hiponia / Elaine Gaudioso
+1 650-209-3463
ir@box.com

Or

Innisfree M&A Incorporated
Larry Miller / Jennifer Shotwell
212-750-5833

Media:

Denis Roy / Rachel Levine
+1 650-543-6926
press@box.com

Or

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Dan Moore
+1 212-355-4449